   As filed with the Securities and Exchange Commission on October 25, 2001.

                                                      Registration No. 333-_____
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               _________________


                                   FORM S-8

                            REGISTRATION STATEMENT

                                     under

                          THE SECURITIES ACT OF 1933
                               _________________

                  ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Florida                                      59-2327381
(State or other jurisdiction of                        (IRS employer
incorporation or organization)                     identification number)

                            1810 N.E. 144th Street
                          North Miami, Florida 33181
                                (305) 944-7710
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

 Advanced Electronic Support Products, Inc. 1996 Stock Option Plan, as amended
  Various Stock Option Agreements between the Company and certain officers, directors and consultants listed on Annex A hereto
                           (Full title of the Plans)

               Slav Stein, President and Chief Executive Officer
                   Advanced Electronic Support Products, Inc.
                             1810 N.E. 144th Street
                           North Miami, Florida 33181
                                 (305) 944-7710
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               _________________

                                   Copy to:

                           Philip B. Schwartz, Esq.
                      Akerman, Senterfitt & Eidson, P.A.
                              One S.E. 3rd Avenue
                                  28th Floor
                             Miami, Florida 33131
                                (305) 374-5600
                               _________________

================================================================================

                        CALCULATION OF REGISTRATION FEE
================================================================================

------------------------------------------------------------------------------------------------------
                                                           Proposed
                                                           Maximum           Proposed       Amount of
Title of Securities to be                               Offering Price       maximum      registration
       Registered            Amount to be registered     per share (4)    offering price     fee (3)
------------------------------------------------------------------------------------------------------
Common Stock, par value        $ 530,000 shares(1)(2)      $  2.40          $ 1,272,000     $  318
$0.001 per share
------------------------------------------------------------------------------------------------------
Common Stock, par value        1,611,750 shares(3)         $  2.40          $ 3,868,200     $  967
$0.001 per share
------------------------------------------------------------------------------------------------------
Total                                                                                       $1,285
======================================================================================================

(1) Consists of shares issuable under the Advanced Electronic Support Products, Inc. 1996 Stock Option Plan, as amended (the "Plan"), options to purchase 333,568 of which are currently outstanding.

(2) This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the adjustment provisions of the Plan and the previously granted stock options.

(3) Consists of 1,611,750 shares that will be issued on the exercise of stock options granted outside of the Plan to certain officers, directors, consultants, employees and former employees and eligible to be registered on Form S-8.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"). Represents an average of the high and low price per share of the Company's Common Stock, par value $0.001 per share, reported on The Nasdaq SmallCap Market on October 23, 2001.

                               EXPLANATORY NOTE

     This registration statement covers 530,000 shares of our common stock issuable pursuant to the Advanced Electronic Support Products, Inc. 1996 Stock Option Plan, as amended (the "Plan"). It also covers 1,611,750 shares that will be issued to certain officers, directors and consultants upon the exercise of stock options granted outside of the Plan.

     This Form S-8 also includes a reoffer prospectus prepared in accordance with the requirements of Form S-3 and may be used for offerings and resales of common stock previously acquired or to be acquired by (i) participants in the 1996 Stock Option Plan, as amended, who are deemed control persons of AESP, (ii) officers and directors who have received stock option grants outside of any plan
(iii) consultants who have received options grants outside of any plan, and (iv) participants in the 1996 Plan who previously acquired common stock under the 1996 Plan and who received "restricted stock" upon such option exercises.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, and to all persons who entered into stock option agreements with the Company, as specified by Rule 428 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof will be available to participants in the Plan and the recipients of the previously granted stock options, without charge, upon written or oral request. Any such request should be directed to Roy Rafalco, Chief Financial Officer, Advanced Electronic Support Products, Inc., 1810 N.E. 144th Street, North Miami, Florida 33181, telephone (305) 944-7710.

                              REOFFER PROSPECTUS

                               1,611,750 Shares
                  Advanced Electronic Support Products, Inc.
                   Common Stock, par value $0.001 per share

     This prospectus relates to the reoffer and resale by certain selling shareholders of the shares of Advanced Electronic Support Products, Inc. common stock, par value $0.001 per share, that may be issued or have been issued by us to the selling shareholders upon the exercise of outstanding stock options granted pursuant to our 1996 Stock Option Plan, as amended and under certain stock option agreements. The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

     With respect to the shares that may be issued to any of the selling shareholders or additional persons who may be deemed affiliates, this prospectus also relates to certain shares underlying options granted under the 1996 stock option plan which have not as of this date been granted. If and when such options are granted (to the extent granted to persons required to resell their shares using this reoffer prospectus because they are our affiliates), we will distribute a prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq SmallCap Market, or such medium upon which our securities are either traded or quoted, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution". We will bear all expenses in connection with the preparation of this prospectus.

     Our common stock and warrants are quoted on the Nasdaq SmallCap Market under the symbols "AESP" and "AESPW," respectively. On October 23, 2001, the closing prices of our common stock and warrants as quoted on the Nasdaq SmallCap Market were $2.35 and $0.10 respectively.

SEE "RISK FACTORS," BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is October 25, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.....................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................  iii
PROSPECTUS SUMMARY........................................................    1
RISK FACTORS..............................................................    2
SELLING SHAREHOLDERS......................................................    7
USE OF PROCEEDS...........................................................    9
PLAN OF DISTRIBUTION......................................................    9
LEGAL MATTERS.............................................................   10
EXPERTS...................................................................   10

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OR OF ANY SALE OF COMMON STOCK.

     IN THIS PROSPECTUS, "AESP" "WE," "US" AND "OUR" REFER TO ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. AND ITS SUBSIDIARIES.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. This filed material can be read and copied at the regional office of the Securities and Exchange Commission located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 0661-2511, and at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information about us and other companies that file electronically with the Securities and Exchange Commission.

     We have filed a registration statement on Form S-8 with the Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information set forth in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete and you should refer in each instance to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     The information in this prospectus or any supplement to this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any supplement, as well as the documents incorporated by reference in the prospectus and any supplement, before making an investment decision.

     We will provide without charge to each person to whom a prospectus is delivered upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to the document that have been incorporated by reference unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to: Chief Financial Officer, Advanced Electronic Support Products, Inc., 1810 N.E. 144th Street, North Miami, Florida 33181, telephone (305) 944-7710.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by Registrant with the Commission are incorporated herein by reference:

     (a) The Registrant's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2000 and 1999;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and declared effective on February 19, 1997 (File No. 333-15967), and any amendment or report filed with the Commission for the purpose of updating such description.

     In addition, all documents filed by the Registrant and the Plan with the Commission pursuant to Section 13(a), (13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such document with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     STATEMENTS IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE OUR PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND TRENDS AFFECTING OUR BUSINESS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: (I) COMPETITION FROM OTHER MANUFACTURERS AND DISTRIBUTORS OF CONNECTIVITY AND NETWORKING PRODUCTS BOTH NATIONALLY AND INTERNATIONALLY; (II) THE BALANCE OF THE MIX BETWEEN ORIGINAL EQUIPMENT MANUFACTURER SALES (WHICH HAVE COMPARATIVELY LOWER GROSS PROFIT MARGINS WITH LOWER EXPENSES) AND RETAIL SALES (WHICH HAVE COMPARATIVELY HIGHER GROSS PROFIT MARGINS WITH HIGHER EXPENSES) FROM PERIOD TO PERIOD; AND (III) OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND ASSEMBLY OF PRODUCTS AND THE ABSENCE OF SUPPLY AGREEMENTS. THESE AND ADDITIONAL FACTORS ARE DISCUSSED HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN INVOLVE AND ARE SUBJECT TO UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS WE MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider in connection with an investment in the common stock. You should read the entire prospectus carefully, including "RISK FACTORS".

The Company
-----------

     Advanced Electronic Support Products, Inc. designs, manufactures, markets and distributes computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a small percentage of our products at our North Miami facility and at the facility of our subsidiary, Communications Components Company, Inc. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturer customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. Our networking products are marketed under the name "Signamax Connectivity Systems" and our OEM products are sold under the AESP name. We generally do not offer our products to end users.

     Despite the current economic slowdown, we believe that industry trends will lead to an increased demand for the use of networking and computer connectivity products designed to maximize and enhance the functionality of computers, and thereby create a substantial potential market for our products. Our overriding mission is to design, manufacture and market networking and computer connectivity products which can integrate any computer into any network at any time. Our primary focus is to anticipate technological advancements and consumer preference as far in advance as possible, develop new products and improved features to meet such market demands and transform ideas from concept to market as quickly as possible.

     Our strategy is to increase revenues and operating income through internal growth combined with growth through acquisition. Since our initial public offering in 1997, we have completed six acquisitions and sold one of our operations. We are currently evaluating a number of acquisition opportunities, however, no binding agreements have been reached with respect to any acquisitions except the acquisition described below.

     On August 29, 2001, we completed the acquisition of Intelek spol. s.r.o. for a purchase price of $1,065,700, consisting of $639,420 in cash ($426,280 of which was paid at the closing) and the issuance of 139,398 shares of our common stock. Founded in 1993, Intelek had 2000 fiscal year revenue of approximately $4.1 million. Intelek is a distributor and manufacturer of networking hardware and wireless networking products with offices in Brno and Prague, Czech Republic.

     On September 11, 2001, we entered into a non-binding letter of intent to acquire Leteng AS, Norway. The proposed purchase price is approximately $1.7 million, payable in a combination of cash and shares of our common stock. Leteng AS is a distributor of networking hardware and PC connectivity products based in Tynset, Norway. The transaction is subject to various conditions, including the execution of a definitive purchase agreement, approval by the Boards of Directors of both companies, and approval by our lender. The transaction, if completed, is expected to close before the end of the year.

     We are experiencing slower sales during the third quarter of 2001 than we experienced during the third quarter of 2000. We believe that the significant slowdown in our sales results from current worldwide economic conditions, particularly in the information technologies and telecommunications industries. We believe that these factors will continue to impact our results of operations for the discernable future. We currently estimate that our net sales for the third quarter of 2001 will range between $6.0 million and $6.6 million, compared to net sales of $7.8 million for the same period in 2000. We also currently estimate that we will experience a net loss for the 2001 third quarter of between $500,000 and $700,000, compared to net income of $201,000 for the third quarter of 2000. Estimates of our future performance on subject to assumptions, risks and uncertainties, and actual results may materially differ from these estimates.


  Our principal executive offices are located at 1810 N.E. 144th Street, North Miami, Florida 33181, and our telephone number is (305) 944-7710.

The Offering
------------

Common stock outstanding as of August 30, 2001  4,400,121 shares(1)
________________________

(1) Excludes: (i) an aggregate of 1,912,318 shares of common stock reserved for issuance at exercise prices ranging from $1.08 per share to $2.85 per share to officers, directors and employees upon exercise of outstanding options and warrants, (ii) warrants to purchase 920,000 shares of our common stock at $6.90 per share until February 12, 2002, and (iii) warrants to purchase 80,000 shares of common stock at an exercise price of $7.80 per share plus 80,000 warrants exercisable through February 13, 2002 at a purchase price of $0.165 per warrant to purchase an additional 80,000 shares of common stock for $6.90 per share.

Shares Offered................    1,611,750 shares issuable upon the exercise of
                                  stock options granted to certain officers and
                                  directors and consultants
Trading symbol
(NASDAQ SmallCap Market)......    Common Stock: "AESP" Warrants: "AESPW"


Use of Proceeds
---------------

     We will receive the proceeds from the exercise of the Options. We will not receive any proceeds from resales of the shares of common stock offered hereby, which will benefit the selling shareholders.


                                 RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

     THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AESP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION INCORPORATED BY REFERENCE, AND INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FROM TIME TO TIME. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

Forward Looking Statements

     The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

Our Operating Results are Uncertain

     Our net income (loss) for the 1999 and 2000 fiscal years, and for the first six months of 2001, was $387,000, $712,000 and $(1,152,000), respectively. We also currently estimate that we will experience a net loss for the 2001 third quarter of between $500,000 and $700,000. While our revenues have grown substantially over the last few years, our expenses have also grown substantially as we have expended capital to create an infrastructure to support the current and future growth of our business. We cannot assure you that our revenues will continue to increase as a result of our increased spending. As described in the section captioned "Prospectus Summary -- The Company," we are experiencing slower sales during the third quarter of 2001 than we experienced during the third quarter of 2000 due to the current worldwide economic conditions. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may be unable to achieve profitability.

Our Working Capital is Tight

     We operate our business using working capital derived from our operations and from funds available from our line of credit. We believe that growth requires working capital to support the increased levels of inventory necessary to meet customer demands and to support accounts receivable generated from increased sales. We also have working capital issues due to the fact that many of our assets are outside the United States and we have been unable to obtain borrowings supported by our non-U.S. assets. We have recently made efforts to improve our working capital availability through cost reductions, collections of accounts receivable and reductions in our inventory. We believe that our internally generated cash flow from operations combined with borrowings under our line of credit will be sufficient to fund our current operations for the next 12 months, provided our efforts to increase our working capital are successful. We may also consider selling debt or equity securities, in order to meet our current and future working capital requirements or to fund future acquisitions. If we are unable to generate sufficient cash flow from operations or in some other fashion, or reduce our expenses, our business will be materially and adversely affected.

Our Operating Results May Fluctuate

     Our quarterly and annual operating results are impacted by many factors, including the timing of orders and the availability of inventory to meet customer requirements. A large portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term purchase orders or commitments from our customers, we must anticipate the future volume of orders based upon the historic purchasing patterns of our customers and upon our discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a large customer or a group of customers could have a material adverse impact on our business, financial condition and results of operations.

We Will Not Pay Dividends Even If We Are Profitable

     We can make no assurances that our future operations will be profitable. Should our operations be profitable, it is likely that we would retain our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to declare or pay cash dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Our Industry Experiences Rapid Technological Change

     In general, the computer industry is characterized by rapidly changing technology. We must continuously update our existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render existing products obsolete. These products must be compatible with the computers and other products with which they are used. Our future prospects are dependent in part on our ability to develop new products that address new technologies and achieve market acceptance. We may not be successful in these efforts. If we were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on our results of operations. In addition, due to the uncertainties associated with the evolving markets which we address, we may not be able to respond effectively to product demands, fluctuations, or to changing technologies or customer requirements and specifications.

The Computer Industry Is Cyclical

     The computer industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, distributors and retailers of computers and computer-related products. General economic downturns have traditionally had adverse effects upon the computer-related industry due to the restrictions on expenses for products of this industry during recessionary periods. We may not be able to predict or respond to such cycles within the industry.

     The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

     While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

We Are Dependent on Third Parties for Manufacturing and Assembly; We Have No Supply Agreements

     We are dependent on a number of manufacturers, both domestic and foreign, for the manufacture and assembly of our products pursuant to our design specifications. Although we purchase our products from several different manufacturers, we often rely on an individual manufacturer to produce a particular line of products. Although we have several different product lines, and despite our efforts to minimize such reliance by having other manufacturers available should the need arise, these manufacturers are currently not bound by contract other than by individual purchase orders to supply us with our products. The loss of one or more manufacturers of original equipment manufacturer products may have a material adverse impact on our business. While most of the connectivity products sold by us are available from multiple sources, we may not be able to replace lost manufacturers of connectivity products with others offering products of the same quality, with timely delivery and/or similar terms.

     For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

     Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 65 suppliers. We have one supplier (located in China), which supplied 11% of our purchases during 1999, 14% of our purchases during 2000 and 10% of our purchases during the first six months of 2001. No other source of supply accounted for more than 10% of our purchases during 1999, 2000 or for the first six months of 2001. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide us with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

We Utilize Foreign Suppliers and Manufacturers

     Most of the components we utilize in the manufacture and assembly of our products are obtained from foreign countries and a majority of our products are manufactured or assembled in foreign countries, such as the United Kingdom, China and Taiwan. The risks of doing business with companies in these areas include potential adverse changes in the diplomatic relations of foreign countries with the United States, changes in the relative purchasing power of the United States dollar, hostility from local populations, changes in exchange controls and the instability of foreign governments, increases in tariffs or duties, changes in China's or other countries' most favored nation trading status, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to import quotas on products from foreign countries and anti-dumping legislation, any of which could result in delays in manufacturing, assembly and shipment and our inability to obtain supplies and finished products. Alternative sources of supply, manufacture or assembly may be more expensive. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. Although we have not encountered significant difficulties in our transactions with foreign suppliers and manufacturers in the past, we may encounter such difficulties in the future.

Impact of Fluctuations in Interest Rates and Exchange Rates Could Affect Our Results

     We are exposed to market risk from changes in interest rates, and as a global company, we also face exposure to adverse movements in foreign currency exchange rates.

     Our earnings are affected by changes in short-term interest rates as a result of our credit facility. If short-term interest rates averaged 2% more in the first six months ended June 30, 2001, our interest expense would have increased, and loss before taxes would increase by $26,000; comparably, our interest expense would have increased, and income before taxes would decrease by $22,000 in the first six months ended June 30, 2000. In the event of a change of such magnitude, our management would likely take actions to mitigate its exposure to change.

     Our revenues and net worth are affected by foreign currency exchange rates due to having subsidiaries in Norway, Sweden, Germany and the Czech Republic. While our sales to our subsidiaries are denominated in U.S. dollars, each subsidiary owns assets and conducts business in its local currency. Upon consolidation, our subsidiaries' financial results are impacted by the value of the U.S. dollar. A uniform 10% strengthening as of June 30, 2001 in the value of the dollar would have resulted in reduced revenues of $599,000 for the six months ended June 30, 2001. A uniform 10% strengthening as of June 30, 2000 in the value of the dollar would have resulted in reduced revenues of $566,000 six months ended June 30, 2000. A uniform 10% strengthening as of June 30, 2001 in the value of the dollar would have resulted in a reduction of our consolidated net worth by $299,000. A uniform 10% strengthening as of June 30, 2000 in the value of the dollar would have resulted in a reduction of our consolidated net worth by $407,000. The strengthening of the value of the dollar has a lesser impact at June 30, 2001 versus 2000 since we sold our wholly owned Ukrainian subsidiary in January 2001. We periodically evaluate the materiality of foreign exchange risk and the financial instruments available to mitigate this exposure. We attempt to mitigate our foreign exchange exposures by maintaining assets in the exposed currency wherever possible. We find it impractical to hedge foreign currency exposure and as a result will continue to experience foreign currency gains and losses.

We Are Dependent on Third Parties for Distribution

     Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. Internationally, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers, as well as to original equipment manufacturer customers. Accordingly, we are dependent on the continued viability and financial stability of our resellers. Our resellers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resellers may discontinue purchasing our products or providing our products with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resellers could have a material adverse effect on our results of operations.

We Are Dependent on Significant Customers

     Our exclusive distributor in Russia accounted for 9.4% of our net sales in 1999, 11.5% of our net sales in 2000 and 15% of our net sales in the first six months of 2001. During these same periods, our top ten customers (including our Russian distributor) accounted for 32%, 38% and 42%, respectively, of our net sales. No other customer accounted for more than 10 percent of our net sales for the years ended 1999, 2000 or for the first six months of 2001. The loss of one or more significant customers could have a material adverse effect on our business and results of operations.

We Maintain Significant Inventory

     Although we monitor our inventory on a regular basis, we need to maintain a significant inventory in order to ensure prompt response to orders and to avoid backlogs. We may need to hold such inventory over long periods of time and the capital necessary to hold such inventory restricts the funds available for other corporate purposes. Holding inventory over long periods of time increases the risk of inventory obsolescence. A significant amount of obsolete inventory could have a material adverse effect on our business and our results of operations.

     We recorded provisions for inventory impairment totaling $578,000 in the second quarter of 2001 due to the sudden and significant decrease in demand for our products resulting from decreased spending on technology. These provisions were estimated based on the carrying value of current inventory balances compared to current sales prices and estimated future sales price analysis prepared by our sales departments for computer connectivity and networking products in each of our geographic areas of operations. For the three and six months of 2001 ended June 30, 2001, inventory charges totaled $578,000 and $779,000, respectively.

We Compete with Many Companies

     We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than we do. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Our Growth Strategy Includes Future Acquisitions: We May Not Be Able to Complete Any Acquisitions on Suitable Terms

     One element of our growth strategy involves growth through the acquisition of other companies, assets and/or product lines that would complement or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base. Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our Common Stock. Our ability to grow by acquisition is dependent upon, and will be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in our credit agreement, which restrictions include maintaining certain minimum ratios of assets versus liabilities and not permitting any indebtedness, guarantees or liens which would materially affect our ability to repay our loan. In addition, acquisitions involve risks that could adversely affect our operating results, including the assimilation of the operations and personnel of acquired companies, the possible amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete any acquisitions on suitable terms. No material commitments or binding agreements have been entered into to date and we may not complete any acquisitions. Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders generally will not be entitled to vote upon such acquisitions.

Our Credit Agreement Imposes Restrictions

     We have a $4.0 million revolving line of credit with a financial institution. The agreement governing the line of credit contains covenants that impose limitations on us (including the requirement that any acquisition which we propose to make be approved by the financial institution), limits our borrowings based upon a borrowing base formula tied to the value of our U.S. accounts receivable and inventory from time to time, and requires us to be in compliance with certain financial covenants. Our revolving line of credit currently expires in September 2002. If we fail to make required payments, or if we fail to comply with the various covenants contained in our credit agreement, the lender may be able to accelerate the maturity of such indebtedness. As of December 31, 2000, and June 30, 2001, we were in compliance with the required financial covenants in our credit agreement. Our U.S. receivables, inventory and other assets are pledged to the lender to secure our line of credit. To the extent that there is an increase in interest rates, or present borrowing arrangements are no longer available, our future growth could be adversely impacted.

We Rely on Executive Officers and Key Employees

     Our continued success is dependent to a significant degree upon the services of Slav Stein and Roman Briskin and upon our ability to attract and retain qualified personnel experienced in the various phases of our business. Our ability to operate successfully could be jeopardized if one or more of our executive officers were unavailable and capable successors were not found.

Our Principal Shareholders May Control Us Through the Election of the Entire Board of Directors

     Assuming no exercise of outstanding warrants and options, Messrs. Stein and Briskin own 1,362,014 shares of our Common Stock, representing approximately 30.1% of our outstanding Common Stock. Since our Articles of Incorporation and Bylaws do not provide for cumulative voting, as a result of their ownership of these securities, Messrs. Stein and Briskin are effectively able to control us through the election of our entire Board of Directors.

Our Stock May Be Subject to Great Price Volatility

     The market price of our Common Stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market generally, and technology-related securities in particular, may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of our Common Stock.

Anti-takeover Provisions May Discourage Certain Transactions

     Our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of us. In addition, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without shareholder approval. In addition, our executive officers (Messrs. Stein and Briskin) have provisions in their employment agreements requiring us to pay each $750,000 in the event of a change in control of our company. Furthermore, such payments which exceed a certain level of compensation may not be deductible by us for federal corporate income tax purposes. The ability to issue preferred stock and the change in control payments could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our Common Stock.


                             SELLING SHAREHOLDERS

     This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under the 1996 Stock Option Plan, as amended, or under certain stock option agreements.

     The following table sets forth (i) the name of each selling shareholder,
(ii) the nature of each selling shareholder's position, office or material relationship with us within the last three years, (iii) the number of shares of common stock beneficially owned by each selling shareholder on the date of this prospectus, (iv) the number of shares to be offered for resale by each selling shareholder (i.e., the total number of shares underlying options held by the selling shareholders irrespective of whether such options are presently exercisable or exercisable within sixty days of the date of this prospectus) hereunder and (v) the number and percentage of shares of common stock to be held by each selling shareholder after completion of the offering. This table is based on 4,400,121 shares outstanding at August 30, 2001.


                                                                                                    Shares owned after
                                                                                                         Offering
                                                         Beneficial         Shares Offered
         Name              Relationship with AESP        Ownership              Hereby         Number            Percentage
---------------------------------------------------------------------------------------------------------------------------
Slav Stein (1)           President, Chief
                         Executive Officer and
                         Director                             1,106,007               530,250       675,757           14.0%
Roman Briskin (1)        Executive Vice President,
                         Secretary and Director               1,106,007               530,250       675,757           14.0%
Terrence R. Diadone      Director                               130,000               130,000             0              -
William D. Coldrick      Director                               112,000               112,000             0              -
Leonard Sokolow          Director                                56,250                56,250             0              -
Roy Rafalco (2)          Chief Financial Officer                 55,000                55,000             0              -
Stephen Daily (3)        Vice President                          35,000                45,000             0              -
Tim Mahoney (4)          Consultant                              63,000                63,000             0              -
Malcolm McGuire (5)      Consultant                              80,000                80,000             0              -
Paul Ponn (6)            Consultant                              10,000                10,000             0              -
                                                                                    ---------
                                                                                    1,611,750

______________________________________
(1) Selling shareholder owns vested and unvested options to purchase 630,250 shares of common stock at prices ranging from $1.08 to $2.25 per share, 530,250 shares of which are registered hereby.
(2) Selling shareholder owns vested and unvested options to purchase 55,000 shares at prices ranging from $1.625 per share to $2.85 per share.
(3) Selling shareholder owns vested and unvested options to purchase 45,000 shares at prices ranging from $1.625 per share to $1.75 per share.
(4) Selling shareholder owns vested options to purchase 27,000 shares of common stock at $2.13 per share.
(5) Selling shareholder owns vested options to purchase 10,000 shares of common stock at $3.96 per shares.
(6) Selling shareholder owns vested options to purchase 10,000 shares of common stock at $ 3.96 per share.

                                USE OF PROCEEDS

     We will not be entitled to any of the proceeds from the reoffer and resale of common stock by the selling shareholders, although we are entitled to received the exercise price of the options under which the shares of common stock are acquired by the selling stockholders. We intend to use the proceeds from the exercise of the these options for general corporate purposes.


                             PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares of common stock at various times in one or more of the following transactions:

   . on the Nasdaq SmallCap Market (or any other exchange on which the shares of common stock may be listed);

   . in the over-the-counter market;

   . in negotiated transactions other than on such exchanges;

   . by pledge to secure debts and other obligations;

   . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

   . in a combination of any of the above transactions.

     The selling shareholders may sell their shares of common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares of common stock. The broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares of common stock.

     Under certain circumstances the selling shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares of common stock by them may be considered underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling shareholders with respect to the shares of common stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares of common stock may not simultaneously engage in market making activities with respect to the our common stock for a period of two business days prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of common stock of our common stock by the selling shareholders.

     The selling shareholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares of common stock offered hereby are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares of common stock offered hereby.

                                 LEGAL MATTERS

     The validity of the common stock being offered hereby has been passed on for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements incorporated by reference in the prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    ANNEX A

               Slav Stein
               Roman Briskin
               Terrence R. Diadone
               William D. Coldrick
               Leonard Sokolow
               Paul Ponn
               Tim Mahoney
               Malcom McGuire

                          __________________________

                  ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.

                       1,611,750  Shares Of Common Stock

                          __________________________

                              REOFFER PROSPECTUS
                           __________________________


                               October 24, 2001

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Registrant with the Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and declared effective on February 19, 1997 (File No. 333-15967), and any amendment or report filed with the Commission for the purpose of updating such description.

     In addition, all documents filed by the Registrant and the Plan with the Commission pursuant to Section 13(a), (13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such document with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable. The class of securities to be offered is registered under
Section 12 of the Exchange Act.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act, we have the power to indemnify any person who is or was a party to any proceeding (other than an action by us, or in our right), because such person is or was a director, an officer, an employee, or an agent of ours (or is or was serving at our request under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest (and with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful).

     With respect to a proceeding by or in our right to procure a judgment in our favor, Section 607.0850(2) of the Florida Business Corporation Act provides that we shall have the power to indemnify any person who is or was a director, officer, employee, or agent of ours (or is or was serving at our request under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of our Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) if such a quorum is not attainable or by majority vote of a committee designated by the Board of Directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the Board of Directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of the full Board of Directors, or (d) by our shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding.

     Section 607.0850(12) of the Florida Business Corporation Act permits us to purchase and maintain insurance on behalf of any director, officer, employee or agent of ours (or one who is or was serving at our request in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or we have the power to indemnify such person against such liability.

Articles of Incorporation

     Our Articles of Incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. The Articles of Incorporation further provide that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     The Articles also contain a provision that eliminates the personal liability of our directors to us for monetary damages unless the director has breached his or her fiduciary duty and such breach constitutes or includes certain violations of criminal law, a transaction from which the director derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Securities and Exchange Commission Policy

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such, director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

     With respect to the 1,611,750 shares of common stock being reoffered by the selling shareholders pursuant to this Registration Statement, our issuance of these shares to the selling shareholders was effected in reliance upon an exemption from this registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 8.        EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
------     -----------

5          Opinion of Akerman, Senterfitt & Eidson, P.A. *
10.1       Form of 1996 Stock Option Plan (1)
10.2       Amendment to 1996 Stock Option Plan (2)
23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5)
23.2       Consent of BDO Seidman, LLP *

_____________
* Filed herewith.

(1) Incorporated by reference to our Registration Statement on Form SB-2, and amendments thereto (SEC File No. 333-15967) declared effective February 13, 1997.
(2) Incorporated by reference to our definitive proxy statement, dated September 10, 1999.


ITEM 9.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this Registration Statement on Form S-8 signed on its behalf by the undersigned, thereunto duly authorized, this 22nd day of October, 2001.


                              ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.


                              By: /s/ Slav Stein
                                 ------------------------------
                                 Slav Stein
                                 President and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated.

              Name                                            Title                                       Date
              ----                                            -----                                       ----
 /s/ Slav Stein                        President, Chief Executive Officer and Director          October 22, 2001
-------------------------------
Slav Stein

 /s/ Roman Briskin                     Executive Vice President, Secretary and Director         October 22, 2001
-------------------------------
Roman Briskin

 /s/ Terrence R. Daidone               Director                                                 October 22, 2001
-------------------------------
Terrence R. Daidone

 /s/ William B. Coldrick               Director                                                 October 23, 2001
-------------------------------
William B. Coldrick

 /s/ Leonard Sokolow                   Director                                                 October 23, 2001
-------------------------------
Leonard Sokolow

 /s/ Roy Rafalco                       Chief Financial Officer                                  October 22, 2001
-------------------------------        (Chief Financial Officer and Chief Accounting
Roy Rafalco                            Officer)


                                 Exhibit Index
                                 -------------


EXHIBIT
NUMBER      DESCRIPTION
------      -----------
5           Opinion of Akerman, Senterfitt & Eidson, P.A.
23.2        Consent of BDO Seidman, LLP